Exhibit 99.1

December 8, 2017

Via Email & FedEx

Carl C. Icahn

Icahn Partners LP

Icahn Partners Master Fund LP

High River Limited Partnership

767 Fifth Avenue, Suite 4700

New York, NY 10153

Re:	Your November 30, 2017 Letter

Dear Mr. Icahn:

We are counsel to SandRidge Energy, Inc. (the “Company”). I write in response to your letter dated November 30, 2017 to the Company’s Board of Directors (the “Board”) regarding the Stockholder Rights Agreement dated November 26, 2017 by and between the Company and American Stock Transfer & Trust Company, LLC as Rights Agent (the “Rights Agreement”).1 As set forth in specific detail below, your letter makes a number of assertions about the Rights Agreement that are in error. We also provide answers to questions your letter sets forth.

As an initial matter, the Board’s adoption of the Rights Agreement is a reasonable and necessary response to a threat to the Company’s long-term strategic plan to maximize value for its stockholders, and the Rights Agreement will contribute to the preservation of the Company’s long-term value for all of its stockholders. The Rights Agreement was adopted by the Board following evaluation and consultation with the Company’s advisors. It is similar to rights agreements adopted by numerous publicly traded companies. The Rights Agreement is designed to protect the stockholders’ right to vote, on a fully informed basis, on the proposal to approve the issuance of the Company’s common stock in connection with the proposed merger with Bonanza Creek Energy, Inc. The Rights Agreement is also designed to deter the acquisition of actual, de facto or negative control of the Company by any person or group without appropriately compensating its stockholders for such control. It was not adopted to frustrate or hinder takeover bids. Under its terms, the Company’s stockholders may require the Board to redeem the Rights under the Rights Agreement in the event a fully-financed takeover or exchange offer is made for the Company (a “Qualifying Offer” as defined in the Rights Agreement). In addition, the

[1]

Capitalized terms used in this letter that are not defined herein shall have the definitions ascribed to them in the Rights Agreement, a copy of which was filed with the Securities and Exchange Commission on November 27, 2017.

Carl C. Icahn December 8, 2017 Page 2

Rights Agreement could potentially preserve the Company’s estimated $470 million (as of December 31, 2017) of usable tax net operating loss carryforwards by deterring an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended.

The operation of the Rights Agreement is straightforward and unremarkable. The Rights under the Rights Agreement do not vest until the Distribution Date resulting from a person’s becoming an “Acquiring Person.” An “Acquiring Person” is any person who or which, together with all Related Persons of such person, becomes the Beneficial Owner of 10% or more of the Company’s Stock then outstanding, subject to specified exceptions. One of these exceptions is “Grandfathered Persons.” You are deemed to be a “Grandfathered Person” because you were, together with your Related Persons, as of the date of the Rights Agreement, the Beneficial Owner of 10% or more of the shares of Common Stock of the Company then outstanding as of the date of the Rights Agreement. You will cease to be a Grandfathered Person and become an Acquiring Person if and when you increase your Beneficial Ownership of shares of Common Stock of the Company to an amount equal to or greater than the greater of (A) 10% of the shares of Common Stock of the Company then outstanding and (B) the sum of (1) your lowest Beneficial Ownership as a percentage of the shares of Common Stock of the Company outstanding as of any time from and after the public announcement of the Rights Agreement (other than as a result of an acquisition of shares of Common Stock by the Company) plus (2) one share of Common Stock of the Company. Under the Rights Agreement, a person is deemed to be the Beneficial Owner, among other things, of any securities that that are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such Person) with which such Person (or any of such Person’s Affiliates or Associates) is (A) Acting in Concert, or has (B) any agreement, arrangement, or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of any such securities. Notwithstanding the foregoing, as set forth in the Rights Agreement, no Person will be deemed the “Beneficial Owner” of any security as a result of an agreement, arrangement or understanding to vote such security that would otherwise render such Person the Beneficial Owner of such security if such agreement, arrangement or understanding is not also then reportable on a Schedule 13D and arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act Regulations.

Considering the foregoing, and with the understanding that the questions in your letter are hypothetical and do not purport to present complete factual circumstances, below are the responses to those questions.

Carl C. Icahn December 8, 2017 Page 3

1.	Would discussing [y]our opposition to the proposed Bonanza Creek acquisition with other shareholders of SandRidge trigger the [Rights Agreement]?

As long as you (and any of your Related Persons) do not otherwise engage in (or have not otherwise engaged in) conduct that would otherwise result in you becoming an Acquiring Person, discussing your opposition to the proposed Bonanza Creek acquisition with other stockholders will not, in and of itself, cause you to become an Acquiring Person if your discussions are made pursuant to, and in accordance with, Section 14(a) of the Exchange Act, the Company’s Bylaws, the Company’s Certificate of Incorporation and Delaware law.

2.	Would seeking proxies from other shareholders to vote against the proposed acquisition trigger the [Rights Agreement]?

As long as you (and any of your Related Persons) do not otherwise engage in (or have not otherwise engaged in) conduct that would otherwise result in you becoming an Acquiring Person, seeking proxies from other stockholders to vote against the proposed Bonanza Creek acquisition will not, in and of itself, cause you to become an Acquiring Person if your proxy solicitation is made pursuant to, and in accordance with, Section 14(a) of the Exchange Act, the Company’s Bylaws, the Company’s Certificate of Incorporation and Delaware law.

3.	Would the [Rights Agreement] be triggered if [you] were to contact other shareholders to join [you] in calling a special meeting of shareholders?

As long as you (and any of your Related Persons) do not otherwise engage in (or have not otherwise engaged in) conduct that would otherwise result in you becoming an Acquiring Person, contacting other stockholders regarding the calling of a special meeting will not, in and of itself, cause you to become an Acquiring Person if such contacts are made pursuant to, and in accordance with, Section 14(a) of the Exchange Act, the Company’s Bylaws, the Company’s Certificate of Incorporation and Delaware law.

4.	Would the [Rights Agreement] be triggered if other shareholders in fact joined [you] in calling such a special meeting?

As long as you (and any of your Related Persons) do not otherwise engage in (or have not otherwise engaged in) conduct that would otherwise result in you becoming an Acquiring Person, if other stockholders in fact joined you in calling for a special meeting, this will not, in and of itself, cause you to become an Acquiring Person if the calling of a special meeting is made pursuant to, and in accordance with, Section 14(a) of the Exchange Act, the Company’s Bylaws, the Company’s Certificate of Incorporation and Delaware law.

Carl C. Icahn December 8, 2017 Page 4

5.	Would the [Rights Agreement] be triggered if [you] were to solicit proxies to remove members of the board and replace them with new directors who are opposed to the proposed acquisition?

As long as you (and any of your Related Persons) do not otherwise engage in (or have not otherwise engaged in) conduct that would otherwise result in you becoming an Acquiring Person, soliciting proxies to remove members of the Board and replace them with new directors will not, in and of itself, cause you to become an Acquiring Person if your proxy solicitation is made pursuant to, and in accordance with, Section 14(a) of the Exchange Act, the Company’s Bylaws, the Company’s Certificate of Incorporation and Delaware law.

The Company takes its responsibilities to its stockholders under the Rights Agreement and its Bylaws seriously and wants to ensure that stockholders have a full understanding of both. If you have any further questions about the Rights Agreement and the Bylaws, please let me know and we can arrange for further discussion.

Sincerely,

/s/ Rolin P. Bissell Rolin P. Bissell

SF/RPB

cc:	Directors of SandRidge Energy, Inc.